United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2008

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 18, 2008, Langer, Inc. (the "Company") sold to Planmark Holdings Limited, a Bahamas company (the "Purchaser"), an affiliate of Sole Solutions Ltd. ("Sole Solutions"), a retailer of specialist footwear based in the United Kingdom, all the outstanding capital stock of the Company's wholly owned subsidiary, Langer (UK) Limited ("Langer UK"). The sale price was £587,500, of which £475,000 was paid at the closing, and the balance of £112,500 was paid by the Purchaser's issuance of a promissory note (the "Purchaser Note") in the principal amount of £112,500, due in full in 2 years, together with interest which accrues at the rate of 8.5% per year. The Purchaser Note is personally guaranteed by an affiliate of the Purchaser. The Company has agreed that for a period of two years following the sale, the Company will not engage in the sale of custom orthotics and lower limb braces in the United Kingdom, Europe, Africa and Israel. In connection with the sale, the Company has granted to Langer UK royalty-free perpetual licenses to use the trademarks which Langer UK has previously used in connection with its business, in the United Kingdom, Europe, Africa and Israel. Prior to the sale, Langer UK was engaged in the sale of custom orthotics, pre-fabricated orthotics and ankle-foot orthoses, and certain related products outside North America.

Effective upon the closing of the sale of the capital stock of Langer UK, the Company entered into a strategic relationship with Langer UK through Silipos, Inc., a subsidiary of the Company. They entered into an exclusive sales agency agreement and a distribution services agreement with Langer UK, pursuant to which Langer UK has agreed to act as sales agent and distributor for Silipos products in the United Kingdom, Europe, Africa and Israel. Under the terms of the two agreements, Langer UK will receive a commission on sales of Silipos products in the specified territory and will receive additional compensation for performing certain services on behalf of Silipos, including warehousing, order-taking, and customer service. The term of the sales agency agreement is 3 years, and the term of the distribution services agreement is 3 years. Prior to the sale of the capital stock of Langer UK, Langer UK functioned as a sales agent and distributor for Silipos. Also effective upon the closing of the sale of the capital stock of Langer UK, the Company entered into a supply agreement with Langer UK, pursuant to which the Company will supply Langer UK with certain products, including PPT™ (a cushioning foam material), night splints and walkers. The term of the supply agreement is one year.

On January 18, 2008, the Company issued a press release with respect to the foregoing transactions, a copy of which is filed as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated January 18, 2008, regarding the sale of the capital stock of Langer (UK) Limited and related transactions.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: January 22, 2008	Langer, Inc.

	By:	/s/ Kathleen P. Bloch
Kathleen P. Bloch, Vice President and Chief Financial Officer

Exhibit Index

99.1	Press Release dated January 18, 2008, regarding the sale of the capital stock of Langer (UK) Limited and related transactions.